SUB-ITEM Q(1)(a)



Federated Core Trust

Amendment No. 9
to the Declaration of Trust
dated August 21, 1996

This Declaration of Trust is amended as follows:

Strike Section 5 of Article III and replace it with the following:

Section 5.  Establishment and Designation of Series.
Without limiting the authority of the Trustees set forth in Article XIII, Section 7, inter alia, to establish and designate any additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

Federated Bank Loan Core Fund
Federated Inflation-Protected Securities
Core Fund Federated Mortgage Core Portfolio
High-Yield Bond Portfolio


The undersigned hereby certify that the above
Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 15th day of November, 2012, to become effective on the 31st day of
December, 2012.

WITNESS the due execution hereof this 15th day of November, 2012.


/s/ John F. Donahue
/s/ Peter E. Madden
John F. Donahue
Peter E. Madden


/s/ J. Christopher Donahue
/s/ Charles F. Mansfield, Jr.
J. Christopher Donahue
Charles F. Mansfield, Jr.


/s/ Nicholas P. Constantakis
/s/ Thomas M. O'Neill
Nicholas P. Constantakis
Thomas M. O'Neill



/s/ John S. Walsh
John F. Cunningham
John S. Walsh


/s/ Maureen Lally-Green

Maureen Lally-Green